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                                                                    EXHIBIT 23.2





                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Retirement Savings Plan Committee of the Genzyme Corporation Retirement Savings Plan:


We consent to the incorporation by reference in the registration statement of Genzyme Corporation and the Genzyme Corporation Retirement Savings Plan on Form S-8 (File No. 33-21241) of our report, which includes an explanatory paragraph regarding the omitted disclosure of historical cost information for the supplemental schedule of reportable transactions, dated May 29, 1997, on our audits of the financial statements and supplemental schedules of the Genzyme Corporation Retirement Savings Plan as of December 31, 1996 and 1995 and for the years then ended, which report is included in this Annual Report on Form 10-K/A.




                                        /s/ Coopers & Lybrand L.L.P.



Boston, Massachusetts

June 30, 1997




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